EXHIBIT 99.1

Agenus Enters into Definitive Agreement to Acquire Privately Held 4-Antibody AG

•	4-Antibody has a powerful platform for rapid discovery and optimization of fully-human antibodies against a wide array of molecular targets

•	Lead programs target six immune checkpoint molecules

•	Checkpoint antibodies have produced unprecedented results against a variety of cancers affecting a large number of patients

•	Collaborations with the Ludwig Institute for Cancer Research and Memorial Sloan-Kettering Cancer Center

Lexington, MA – Jan. 13, 2014 – Agenus Inc. (NASDAQ: AGEN), a biotechnology company developing novel immune system activating treatments for cancers and infectious diseases, today announced that it has entered into a definitive agreement to acquire 4-Antibody AG, a private European-based biopharmaceutical company. 4-Antibody has a technology platform for the rapid discovery and optimization of fully-human antibodies against a wide array of molecular targets of interest. These targets include checkpoint molecules that regulate immune response to cancers and other diseases. The company has multiple preclinical immune checkpoint antibody programs targeting numerous checkpoint molecules, including GITR and OX40, as well as four additional undisclosed checkpoint programs. These checkpoint programs are being pursued through a strategic collaboration with the Ludwig Institute for Cancer Research and Memorial Sloan-Kettering Cancer Center (MSKCC) in New York.

Checkpoint-targeting antibodies have produced unprecedented clinical results in various cancers, such as melanoma, renal cell carcinoma and non-small cell lung cancer (NSCLC). There is also a growing interest in combining checkpoint-targeting antibodies with other immune stimulating agents.

Under the terms of the agreement, Agenus has agreed to acquire all of the outstanding stock of 4-Antibody for an initial payment of $10 million in shares of Agenus common stock, plus additional contingent payments, payable in cash or Agenus common stock, that may exceed $40 million based on the combined company achieving certain milestones. The transaction is expected to be completed by the end of February 2014, subject to customary closing conditions.

Agenus intends to maintain 4-Antibody’s current operations in Basel, Switzerland and Jena, Germany, and to retain the 4-Antibody management team as part of the combined company. In addition, Shahzad Malik, M.D., General Partner at Advent Venture Partners, 4-Antibody’s largest investor, will be appointed to Agenus’ Board of Directors upon the closing.

“This acquisition will initially provide Agenus with two leading edge checkpoint antibody programs targeting GITR and OX40 as well as programs targeting numerous additional checkpoint molecules,” said Garo Armen, Ph.D., CEO and chairman of Agenus. “With these assets, we will be uniquely positioned to pursue cancer immunotherapy with a broad portfolio of innovative approaches. Furthermore, we will gain a flexible platform for rapid discovery and optimization of fully-human antibodies against a wide array of molecular targets of interest.”

4-Antibody is in collaboration with leading institutions such as the Ludwig Institute for Cancer Research and MSKCC, and corporate collaborations include Brazil based Recepta Biopharma. The company is in discussions for additional potential corporate partnerships.

“The translational expertise of the Ludwig Institute and MSKCC, coupled with 4-Antibody’s powerful antibody discovery platform, has allowed us to generate a robust product pipeline of programs in the fast moving immune checkpoint field. Agenus’ extensive experience in pre-clinical and clinical development of immunotherapies provides a unique combination of resources for the speedy development of these programs,” said Robert Burns, Ph.D, CEO of 4-Antibody.

About Checkpoint Antibodies

Considerable recent interest in the field of cancer immunotherapy has been generated by promising clinical data with monoclonal antibodies that bind to checkpoint molecules, such as cytotoxic T lymphocyte antigen-4 (CTLA-4) and programmed death receptor-1 (PD-1). Blocking these checkpoint molecules unlocks the braking mechanism that gets in the way of immune cells attacking cancer cells.

Other checkpoint molecules, such as GITR and OX40, act to stimulate immune function. 4-Antibody has cutting edge programs to discover and develop fully human or humanized monoclonal antibodies that act as agonists for GITR or OX40 signaling.

About Agenus Agenus Inc. is a biotechnology company developing treatments for cancers and infectious diseases. The company has multiple immunotherapeutic products in its clinical development portfolio. Through partnerships involving its QS-21 Stimulon adjuvant, there are 21 candidates in clinical development. These include four late stage Phase 3 programs with GlaxoSmithKline. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

About 4-Antibody AG
4-Antibody has developed a powerful fully-human antibody drug-discovery and optimization technology platform which it is utilizing to generate a novel pipeline of antibody therapeutic candidates. The company’s proprietary discovery engine Retrocyte Display® generates high quality therapeutic antibody drug candidates quickly using a high-throughput approach incorporating full-length IgG format human antibody libraries expressed in mammalian B-lineage cells. 4-Antibody is a private company located in Basel, Switzerland and Jena, Germany. For more information please visit: www.4-antibody.com

Forward-Looking Statement
This press release contains forward-looking statements, including without limitation, statements regarding the proposed acquisition of 4-Antibody, the potential effects that the acquisition of 4-Antibody may have on the business of the Company, and the ability of 4-Antibody platform to generate product candidates and their potential application in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2013. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contact:
Media and Investors:
Jonae R. Barnes
Vice President
Investor Relations &
Corporate Communications
617-818-2985
###